CONFIDENTIAL

                                                                  Execution Copy

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           BFM AEROSPACE CORPORATION,

                              GROUND SUPPORT, INC.,

                       RBC TRANSPORT DYNAMICS CORPORATION

                                       AND

                      ROLLER BEARING HOLDING COMPANY, INC.

                          Dated as of October 26, 1992
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                                TABLE OF CONTENTS

Section                                                                     Page

1.    The Acquisition ....................................................     1
      1.1.    Purchase and Sale ..........................................     1
      1.2.    Purchase Price .............................................     3
      1.3.    The Closing ................................................     3
      1.4.    Deliveries by GSI at the Closing ...........................     3
      1.5.    Deliveries by Buyer at the Closing .........................     4

2.    Representations and Warranties of GSI ..............................     5
      2.1.    Organization of GSI; Authorization .........................     5
      2.2.    No Conflict ................................................     5
      2.3.    Government Consents and Approvals ..........................     6
      2.4.    Financial Statements .......................................     6
      2.5.    Title to Properties ........................................     6
      2.6.    No Undisclosed Liabilities .................................     7
      2.7.    Litigation .................................................     7
      2.8.    Taxes .....................................................      7
      2.9.    Absence of Certain Changes .................................     8
      2.10.   Patents, Trademarks, Etc ...................................     8
      2.11.   Leases .....................................................     8
      2.12.   Contracts and Commitments ..................................     8
      2.13.   Status of Agreements .......................................     9
      2.14.   Pension and Employee Benefit Plans .........................     9
      2.15.   Compliance with Law ........................................    10
      2.16.   Labor Relations; Employees .................................    10
      2.17.   Permits and Licenses .......................................    10
      2.18.   Government Contracts .......................................    10
      2.19.   Environmental Matters ......................................    12

3.    Representations and Warranties of Buyer ............................    12
      3.1.    Organization of Buyer; Authorization .......................    12
      3.2.    No Conflict as to Buyer ....................................    13
      3.3.    Investigation ..............................................    13
      3.4.    Government Consents and Approvals ..........................    13

4.    Covenants by Buyer and GSI .........................................    13
      4.1.    Employees ..................................................    13
      4.2.    Business Records and Files .................................    15
      4.3.    Tax Worksheets .............................................    15
      4.4.    Sales Taxes Arising from Sale of Assets ....................    16
      4.5.    Sales Tax Clearance Certificate ............................    16
      4.6.    Mail and Other Communications ..............................    16
      4.7.    Governmental Contract Novations ............................    16

5.    Survival of Representations and Warranties;
      Indemnification ....................................................    16
      5.1.  Survival .....................................................    16
      5.2.  Time Limitations .............................................    16
      5.3.  Indemnification by BFM and GSI. ..............................    17


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Section                                                                     Page

      5.4.  Indemnification by RBC and Buyer .............................    17
      5.5.  Limitations as to Amount .....................................    18
      5.6.  Brokers ......................................................    18
      5.7.  Bulk Sales Law ...............................................    18
      5.8.  Procedure for Indemnification ................................    19

6.    Definitions ........................................................    19

7.    Notices ............................................................    22

8.    Jurisdiction; Service of Process ...................................    23
      8.1.  Jurisdiction .................................................    23
      8.2.  Service of Process ...........................................    23

9.    Miscellaneous ......................................................    23
      9.1.  Expenses .....................................................    23
      9.2.  Captions .....................................................    23
      9.3.  No Waiver ....................................................    23
      9.4.  Exclusive Agreement; Amendment ...............................    23
      9.5.  Counterparts .................................................    24
      9.6.  Governing Law ................................................    24
      9.7.  Representation By Counsel; Interpretation ....................    24
      9.8.  Damages ......................................................    24
      9.9.  Further Assurances; Knowledge ................................    24
      9.10. Permitted Assignment .........................................    25


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                                INDEX OF EXHIBITS

Exhibit    1.4(a)              -     Bill of Sale

Exhibit    1.4(b)              -     Assumption of Lease

Exhibit    1.4(c)              -     Opinion of O'Melveny & Myers

Exhibit    1.5(b)              -     Assumption Agreement


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                               INDEX OF SCHEDULES

Schedule 1.1(a)(iii)           -     Inventory

Schedule 1.1(a)(iv)            -     Machinery, Furniture and
                                     Leasehold Improvements

Schedule 1.1(a)(ix)            -     Contracts

Schedule 1.1(a)(x)             -     Patent and Trademark Rights

Schedule 1.1(b)                -     Assumed Liabilities

Schedule 2.2                   -     No Conflict

Schedule 2.3                   -     Government Consents and
                                     Approvals (GSI)

Schedule 2.5                   -     Encumbrances

Schedule 2.8                   -     Taxes

Schedule 2.10                  -     Disclosure Regarding Patents
                                     and Trademark Rights

Schedule 2.11                  -     Leases

Schedule 2.14                  -     Employee Plans

Schedule 2.16                  -     Labor Relations; Employees

Schedule 2.17                  -     Permits and Licenses

Schedule 3.4                   -     Government Consents and
                                     Approvals (Buyer)


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                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 26, 1992, by and among BFM AEROSPACE CORPORATION, a Delaware corporation ("BFM"), GROUND SUPPORT, INC., a California corporation ("GSI"), RBC TRANSPORT DYNAMICS CORPORATION, a Delaware corporation ("Buyer"), and ROLLER BEARING HOLDING COMPANY, INC., a Delaware corporation ("RBC").

                                R E C I T A L S:

            A. GSI manufactures and sells pre-conditioned air systems for ground support of aircraft. The business of GSI is hereinafter referred to as the "Business."

            B. GSI desires to sell to Buyer, and Buyer desires to purchase from GSI, substantially all of the assets of GSI, upon the terms and subject to the conditions set forth herein (all capitalized terms used herein without definition shall have the meanings assigned to them in Section 6 hereof).

            C. BFM is the owner of all of the issued and outstanding capital stock of GSI.

            D. RBC is the owner of all of the issued and outstanding capital stock of Roller Bearing Company of America, Inc., a Delaware corporation ("Roller Bearing"). Roller Bearing is the owner of all of the issued and outstanding capital stock of Buyer.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

            1. The Acquisition.

            1.1. Purchase and Sale; Assumption of Liabilities.

            (a) Subject to the terms and conditions contained in this Agreement, on the date hereof, GSI shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from GSI, all of the assets, properties, rights, privileges, claims and contracts of every kind and nature owned by GSI and used by GSI in the operation of the Business as of the date hereof (the "Assets"), free and clear of all Encumbrances other than Permitted Encumbrances, and including, without limitation, the assets described below:


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                  (i) Cash. All of the cash on hand or in bank or in other
            accounts of GSI.

                  (ii) Accounts Receivable. All trade accounts receivable and other receivables.

                  (iii) Inventory. All of the inventories of raw materials,
            work-in-process, finished products, scraps and rejects, spare parts and supplies, including, without limitation, the items set forth in
            Schedule 1.1(a) (iii) attached hereto, except for the items sold after the date of such schedule in the ordinary course of business of GSI.

                  (iv) Machinery and Equipment. All machinery, apparatus,
            commercial tooling, equipment and trade fixtures, including, without limitation, the items set forth in Schedule 1.1(a) (iv) attached hereto.

                  (v) Office Furniture and Fixtures. All office furniture and fixtures, including, without limitation, the items set forth in
            Schedule 1.1(a) (iv) attached hereto.

                  (vi) Leasehold Improvements. All of GSI's leasehold
            improvements located at the premises occupied by GSI at 11135 and 11155 Condor Avenue, Fountain Valley, California (the "Premises"), including, without limitation, the items set forth in Schedule 1.1(a) (iv) attached hereto.

                  (vii) Goodwill. The goodwill incident to the Business.

                  (viii) Records and Other Information. All records of the
            Business, including, without limitation, property, production, engineering, contract and accounting records, sales data and records, customer lists and other information relating to customers, catalogs, brochures, suppliers' names, mailing lists and any photographic and advertising materials.

                  (ix) Contracts. All rights in, to and under all purchase and sales orders and commitments, personal property leases and other agreements made in the ordinary course of business, including, without limitation, those set forth in Schedule 1.1(a) (ix) attached hereto (the "Contracts"); provided, however, that to the extent such Contracts are Government Contracts (as hereinafter defined), only to the extent the same are assignable.


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                  (x) Intellectual Property. All right, title and interest in and to all copyrights, service marks, trademarks, logos, trade names (including the name "Ground Support, Inc."), patents, patent applications, licenses (including patent licenses), royalty rights and inventions, processes, know-how, formulae, trade secrets, compositions, designs, drawings, specifications, patterns, blueprints, plans, files, notebooks and records relating to research, engineering and development activities, production data and shop rights, including, without limitation, the items set forth in Schedule 1.1(a)(x) attached hereto (the "Patent and Trademark Rights").

            (b) Buyer shall assume, perform and discharge only the liabilities and obligations identified in Schedule 1.1(b) and only to the extent set forth therein (the "Assumed Liabilities"). Except as provided in Schedule 1.1(b), or as set forth in Section 4.1 or 5.4 hereof, Buyer shall not purchase, assume or have any liability whatsoever with regard to any Employee Benefit Plan (as such term is hereinafter defined).

            1.2. Purchase Price.

            (a) The aggregate purchase price for the Assets as defined herein and the Assets as defined in that certain Asset Purchase Agreement, dated as of the date hereof, by and among BFM, BFM Transport Dynamics Corporation, a California corporation ("TDC"), Buyer and RBC (the "TDC Purchase Agreement"), shall consist of (i) $4,500,000, payable by Buyer to GSI and TDC to a bank account designated by BFM to be held for the benefit of each, and such shall be payable at the Closing in immediately available funds, (ii) 6,000 shares of preferred stock of RBC, which shares are consideration for the Assets as defined in the TDC Purchase Agreement, and
      (iii) the assumption of the Assumed Liabilities as defined herein and in the TDC Purchase Agreement.

            (b) The purchase price shall be allocated among the Assets as defined herein and the Assets as defined in the TDC Purchase Agreement, based on a schedule to be prepared by Buyer and approved by GSI, which approval shall not be unreasonably withheld, and GSI and Buyer agree to report the purchase and sale of the Assets in a manner consistent with such allocation of purchase price.

            1.3. The Closing. The closing of the sale and purchase of the Assets (the "Closing") shall take place at the offices of Latham & Watkins (counsel to RBC's acquisition financing lender, Heller Financial, Inc.) at 633 West Fifth Street, Suite 4000, Los Angeles, California, at 9:00 a.m. (local time) on the date hereof.

            1.4. Deliveries by GSI at the Closing. At the Closing, GSI shall deliver the following to Buyer:


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            (a) A Bill of Sale in substantially the form attached hereto as
      Exhibit 1.4(a);

            (b) An Assignment and Assumption of Lease (the "Assumption of Lease") executed by GSI and TDC, in substantially the form attached hereto as Exhibit 1.4(b);

            (c) An opinion of O'Melveny & Myers ("OMM"), special counsel to GSI, in substantially the form of Exhibit 1.4(c) attached hereto, dated as of the date hereof and addressed to Buyer and a letter from OMM as to reliance thereon addressed to Heller Financial, Inc.;


            (d) UCC-2 release forms, executed by Wells Fargo Bank, N.A. ("Wells Fargo"), pursuant to which Wells Fargo shall release its security interest in the Assets;

            (e) An officers' certificate for GSI as to the Articles of Incorporation and Bylaws of GSI, the resolutions adopted by the Board of Directors and sole shareholder of GSI authorizing the execution and delivery of this Agreement and the transactions contemplated hereby, and the incumbency of certain officers of GSI;

            (f) An officers' certificate for BFM as to the Certificate of Incorporation and Bylaws of BFM, the resolutions adopted by the Board of Directors of BFM authorizing the execution and delivery of this Agreement and the transactions contemplated hereby, and the incumbency of certain officers of BFM; and

            (h) All other documents, instruments and writings required by this Agreement to be delivered by GSI at the Closing or otherwise reasonably requested by Buyer to complete the transactions contemplated hereby.

            1.5. Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver the following to GSI:

            (a) By wire transfer of immediately available funds to the account of GSI designated in writing to Buyer prior to the date hereof, the amount of the cash portion of the purchase price set forth in Section 1.2(a) hereof;

            (b) An Assumption Agreement executed by Buyer in substantially the form attached hereto as Exhibit 1.5(b);

            (c) The Assumption of Lease executed by Buyer;


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            (d) An officers' certificate for Buyer as to the Certificate of
      Incorporation and Bylaws of Buyer, the resolutions adopted by the Board of Directors and sole stockholder of Buyer authorizing the execution and delivery of this Agreement, the Assumption Agreement and the Lease and the transactions contemplated hereby and thereby and the incumbency of certain officers of Buyer;

            (e) An officers' certificate for RBC as to the Certificate of Incorporation and Bylaws of RBC, the resolutions adopted by the Board of Directors of RBC authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and the incumbency of certain officers of RBC; and

            (f) All other documents, instruments and writings required by this Agreement to be delivered by. Buyer at the Closing or otherwise reasonably requested by GSI to complete the transactions contemplated hereby.

            2.    Representations and Warranties of GSI.

            GSI represents and warrants to, and agrees with, Buyer as follows:

            2.1. Organization of GSI; Authorization. GSI is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and corporate authority to execute and deliver this Agreement and the Assumption of Lease and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Assumption of Lease have been duly authorized by all necessary corporate action on the part of GSI and this Agreement and the Assumption of Lease constitute legally valid and binding obligations of GSI, enforceable against GSI in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

            2.2. No Conflict. Except as set forth in Schedule 2.2 attached hereto, neither the execution and delivery of this Agreement or the Assumption of Lease nor the sale of the Assets to Buyer will (a) violate any provision of the Articles of Incorporation or Bylaws of GSI or (b) violate, conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material agreement or commitment to which GSI is a party or (c) to the best knowledge of GSI, violate any material statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to GSI.


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

            2.3. Government Consents and Approvals. Except as set forth in
Schedule 2.3 attached hereto, no consent, license, permit, approval or authorization of, or declaration, filing or registration, or any novation or assignment of any contract, with, any Governmental Body is required to be obtained by GSI in connection with its execution and delivery of this Agreement or the Assumption of Lease or the sale of the Assets to Buyer.

            2.4. Financial Statements. GSI has delivered to Buyer: (a) an unaudited balance sheet of GSI as at October 31, 1991 and unaudited statements of income and cash flow for the fiscal year then ended, and (b) an unaudited balance sheet of GSI as at August 31, 1992, and unaudited statements of income and cash flow for the ten months then ended, including in each case the notes thereto. The financial statements described in clause (a) of the preceding sentence are referred to collectively as the "GSI Financial Statements," the balance sheet as at August 31, 1992 is referred to as the "GSI Balance Sheet" and the financial statements described in clause (b) of the preceding sentence are referred to collectively as the "GSI Interim Statements." The GSI Financial Statements and notes thereto present fairly the financial condition and results of operations of GSI as at the respective dates thereof and for the period therein referred to, in accordance with GAAP, except as otherwise disclosed therein. The GSI Interim Statements present fairly the financial condition and results of operations of GSI as at the date thereof and for the period therein referred to in accordance with GAAP on a basis consistent with the GSI Financial Statements, except that the GSI Interim Statements do not contain complete footnote disclosure and are subject to normal year-end adjustments, which will not be material.

            2.5. Title to Properties. GSI has good and marketable title to all the Assets (including those reflected on the Balance Sheet, except for assets sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet,), and on the date hereof Buyer shall receive good and marketable title to the Assets, free and clear of all Encumbrances, except for (a) Encumbrances set forth in Schedule 2.5 attached hereto, (b) liens for taxes not yet due or being contested in good faith by appropriate proceedings (which proceedings, if any, are identified in Schedule 2.5) or (c) other Encumbrances which, individually or in the aggregate, do not (i) have a material adverse effect on the use of the asset in question or (ii) materially or adversely affect the value of the asset in question or the operation of the Business (the Encumbrances referred to in (a) through (c) above are collectively referred to herein as "Permitted Encumbrances"). Since the date of the Balance Sheet, GSI


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has not sold or disposed of any of its assets outside of the ordinary course of business. The Assets comprise all of the assets, and the only assets, used by GSI in conducting the Business as presently operated.

            2.6. No Undisclosed Liabilities. GSI has no liabilities or obligations that were not reflected or reserved against in the Balance Sheet, except for liabilities and obligations incurred since the date of the GSI Balance Sheet in the ordinary course of business and consistent with past practice.

            2.7. Litigation. There is no claim, action, suit or proceeding by or before any court or Governmental Body pending or, to the best knowledge of GSI, threatened against GSI, nor does GSI know of any facts that would form the basis of any such claim, action, suit or proceeding.

            2.8. Taxes

            (a) GSI (and any affiliated group of which GSI is now or has been a member), has duly and timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and reports) in respect of Taxes required to be filed through the date hereof. The information filed is complete and accurate in all material respects. Neither GSI, nor any group of which GSI is now or was a member, has requested any extension of time within which to file returns (including, without limitation, information returns) in respect of any Taxes.

            (b) All Taxes in respect of periods beginning before the date hereof, have been paid, or an adequate reserve has been established therefor and GSI has no liability for such taxes in excess of the amounts so paid or reserves so established.

            (c) (i) No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority; (ii) there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that are likely to result in an additional amount of Taxes; (iii) no issues have been raised in any pending or completed audit of GSI which could reasonably be expected to affect the tax liability of GSI for a taxable year which has either not been audited or as to which no audit is pending; (iv) audits of federal, state, and local returns for Taxes by the relevant taxing authorities have been completed for each period set forth in Schedule 2.8; (v) GSI has not been notified that any taxing authority intends to audit a return for any other period;


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            and (vi) no extension of a statute of limitations relating to Taxes is in effect with respect to GSI, and no Tax lien has been filed by any Tax authority against any property or assets of GSI.

            (d) GSI is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

            2.9. Absence of Certain Changes. Since the date of the Balance Sheet, (a) there has been no material adverse change in the business, financial condition, prospects or operations of GSI (other than changes resulting from general economic conditions and matters generally affecting companies engaged in businesses similar to GSI) and (b) the Business has been conducted by GSI only in the ordinary course and consistent with past practices.

            2.10. Patents, Trademarks, Etc. Schedule 1.1(a) (x) sets forth a list of the Patent and Trademark Rights, which are all United States and foreign patents, registered trademarks, registered trade names, copyrights, and applications therefor owned or used by GSI in the conduct of the Business. Except as disclosed in Part A of Schedule 2.10 attached hereto, (a) GSI owns (or possesses licenses or other rights to use) all material Patent and Trademark Rights necessary to the conduct of its business as currently conducted and (b) there are no existing or, to the best knowledge of GSI, threatened claims by any Person with respect to the use, or challenging the ownership, of the Patent and Trademark Rights by GSI. To the best knowledge of GSI, there is no material infringing use by any Person of the Patent and Trademark Rights and GSI has not granted a license or sub-license in the Patent and Trademark Rights to any third parties except for such licenses in the Trademark Rights granted to distributors, pursuant to those certain agreements, a complete list of which is contained in Part B of Schedule 2.10, as are necessary for such distributors to effectively advertise and sell GSI's goods.

            2.11. Leases. Schedule 2.11 attached hereto contains a list of all real property leases and material personal property leases pursuant to which GSI is a party. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or affecting the rights of creditors generally; there are no existing material defaults (or events which, with notice or lapse of time or both, would constitute a material default) by GSI thereunder.

            2.12. Contracts and Commitments. Except as set forth in Schedule 2.12, Schedule 2.11, Schedule 1.1(a) (ix)


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            or Schedule 2.5, GSI is not a party to or bound by, and the
Contracts shall not include, any written agreement, contract or commitment (a) having a remaining term of more than two years or providing for payments to or by GSI in excess of $50,000; (b) providing for employment or the payment of any bonus or commission based on sales or earnings, or which contains any severance or termination pay liabilities or obligations; (c) with any union or other collective bargaining representative of its employees; (d) providing for or evidencing indebtedness for borrowed money; (e) providing for capital expenditures in excess of $100,000 in the aggregate; (f) with an Affiliate; (g) with a distributor or dealer, franchiser, retail sales organization, sales agency or manufacturer's representative; or (h) granting any preferential rights to purchase any of GSI's assets, property or rights or requiring the consent of any party to the transfer to or assignment of such assets, properties or rights or expressly limiting or restricting the ability to transfer or assign such assets, property or rights other than in the ordinary course of business.

            2.13. Status of Agreements. All Contracts are valid and in full force and effect and there are no existing material defaults (or events which, with notice or lapse of time or both, would constitute a material default) by GSI or, to the best knowledge of GSI, by any other party thereunder

            2.14. Pension and Employee Benefit Plans.

            (a) Schedule 2.14 attached hereto lists each plan sponsored by BFM or GSI that covers employees of GSI and is subject to Part 6 of Title I of ERISA (the "Employee Plans"). Notwithstanding the foregoing, the term "Employee Plans" shall exclude the GSI Security 90 Plan for all purposes under this Agreement. True and complete copies of all Employee Plans have been delivered or made available to Buyer.

            (b) Schedule 2.14 discloses each Multiemployer Plan to which GSI or any ERISA Affiliate has at any time within the last six years had an obligation to contribute or with respect to which it may be secondarily liable for withdrawal liability payments under Section 4201 of ERISA.

            (c) Except as disclosed in Schedule 2.14 hereto, there has been no withdrawal by GSI or any of its ERISA Affiliates from any Multiemployer Plan within the past six years, and if a complete or partial withdrawal were to occur as of the Closing, there is no basis to expect that any withdrawal liability would be imposed on GSI, either primarily or secondarily, with respect to any Multiemployer Plan.


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            2.15. Compliance with Law. To the best knowledge of GSI, the
Business has been operated by GSI in compliance in all material respects with all laws, rules, regulations and orders applicable to the Business (including, without limitation, any such laws, rules, regulations and orders pertaining to the discharge or release of any pollutants, contaminants, chemicals or industrial, toxic or hazardous materials into the environment), except for failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect.

            2.16. Labor Relations; Employees. Except as set forth in Schedule 2.16, GSI is not delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees, there is no unfair labor practice complaint against GSI pending before the National Labor Relations Board or any comparable state, local or foreign agency and neither any grievance which might have a Material Adverse Effect nor any arbitration proceeding arising out. of or under any collective bargaining agreement is currently pending. There is no strike, work stoppage, slowdown or other labor difficulty actually occurring or, to the knowledge of GSI, threatened against or directly affecting the operations of GSI.

            2.17. Permits and Licenses. Schedule 2.17 lists, and GSI currently has in full force and effect, all governmental licenses and permits required for the conduct of the Business as now conducted, the absence of which would have a Material Adverse Effect, and within the past three years GSI has conducted its operations pursuant to then effective governmental licenses and permits.

            2.18. Government Contracts.

            (a) Government Contracts Compliance. With respect to each Government Contract or Bid to which GSI is a party, to the best knowledge of GSI, (i) GSI has complied with all material terms and conditions of such Government Contract or Bid, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) GSI has complied with all requirements of any statute, rule, regulation, order or agreement pertaining to such Government Contract or Bid; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete as of their effective date, and GSI has fully complied with all such representations and certifications;


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(iv) neither the U.S. Government nor any prime contractor, subcontractor or other person has notified GSI, either orally or in writing, that GSI has breached or violated any statute, rule, regulation, certification, representation, clause, provision or requirement; (v) no termination for convenience, termination for default, cure notice or show cause notice has been issued; (vi) no cost incurred by GSI has been questioned or disallowed; and
(vii) no money due to GSI has been (or has been attempted to be) withheld or set off.

            (b) Investigations and Audits. To the best knowledge of GSI, (i) neither GSI, any of GSI's Affiliates nor any of GSI's directors, officers, employees, agents or consultants is (or for the last five years has been) under administrative, civil or criminal investigation, indictment, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid; (ii) neither GSI nor any of GSI's Affiliates has made a voluntary disclosure to the U.S Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Bid; (iii) there is no irregularity, misstatement or omission arising under or relating to any Government Contract or Bid that has led or could lead, either before or after the date hereof, to any of the consequences set forth in (i) - (ii) above or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

            (c) Financing Arrangements and Claims. To the best knowledge of GSI, there exists (i) no financing arrangement with respect to performance of any current Government Contract; (ii) no outstanding claim against GSI, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Bid; (iii) no fact upon which such a claim may be based on the future; (iv) no dispute between GSI and the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid; and (v) no fact known by GSI over which such a dispute may arise in the future. To the best knowledge of GSI, GSI has no interest in any pending or potential claim against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid.

            (d) No Suspension or Debarment. Neither GSI nor any of its directors or officers, nor, to the best knowledge of GSI, any employee of GSI is (or for the last five years has been) suspended or debarred from doing business with the U.S. Government or has been declared nonresponsible or ineligible for U.S. Government contracting. GSI knows of no circumstances that, to the best knowledge of GSI, would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of GSI in the future.

            2.19. Environmental Matters. No Environmental Condition relating to the Assets or the Business exists in violation of any Environmental Laws. For purposes of this Section 2.19, "Environmental Condition" means the existence, release, emission, discharge, generation, removal or disposition of any Hazardous Substance; "Hazardous Substance" means (i) any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance'1 or "toxic pollutant", and (ii) asbestos, petroleum, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; and "Environmental Laws" means any and all federal, state and local laws (whether under common law, statute, rule, regulation or otherwise) and other requirements of governmental authorities relating to the environment or to any Hazardous Substance or Environmental Condition (including, without limitation, CERCLA and the applicable provisions of the California Health and Safety Code and the California Water Code).

            3.    Representations and Warranties of Buyer.

            Buyer represents and warrants to, and agrees with, GSI as follows:

            3.1. Organization of Buyer; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to execute and deliver this Agreement, the Assumption Agreement and the Assumption of Lease and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the Assumption Agreement and the Assumption of Lease have been duly authorized by all necessary corporate action (including, but not limited to, approval by the Board of Directors) on the part of Buyer and each of this Agreement, the Assumption Agreement and the Assumption of Lease constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

            3.2. No Conflict as to Buyer. Neither the execution and delivery of this Agreement, the Assumption Agreement or the Assumption of Lease nor the performance of Buyer's obligations hereunder or thereunder will (a) violate any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate, conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Buyer is party or (c) to the best knowledge of Buyer, violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Buyer.

            3.3.  Investigation.

            (a) Buyer has performed extensive due diligence and investigations with respect to GSI with the intention of forming its own conclusions regarding GSI (financial and otherwise) in response to the parties' express intention and agreement that as of the Closing the sale hereunder shall be without representation or warranty of any kind (express or implied) regarding the Assets, except as set forth in this Agreement and the Bill of Sale. Buyer will rely solely on its own business judgment and investigation with respect to the Assets.

            (b) In connection with Buyer's investigation of GSI, Buyer has received from GSI certain projections and other forecasts, including the projections and other forecasts contained in the Confidential Offering Memorandum provided to Buyer. Buyer acknowledges that GSI makes no representation or warranty with respect to such projections or forecasts.

            3.4.  Government Consents and Approvals.  Except as set forth in
Schedule 3.4 attached hereto, no consent, approval or authorization of, or declaration, filing or registration with any Governmental Body is required to be. obtained by Buyer in connection with the execution and delivery of this Agreement, the Assumption Agreement or the Assumption of Lease or the purchase of the Assets by Buyer.

            4.    Covenants by Buyer and GSI.

            4.1.  Employees.

            (a) Effective as of the Closing, Buyer shall offer employment to all persons who are employees of GSI immediately prior to the Closing on terms of employment and compensation comparable to that received by such employees immediately prior to the Closing; provided, however, that "compensation" for this purpose shall not be deemed to include benefits under any employee benefit plan within the meaning of Section 3(3) of ERISA and provided further that such employees shall not be third party beneficiaries of this Agreement and shall remain terminable at will. All employees of GSI who accept employment with Buyer shall be referred to herein as "Transferred Employees." Effective as of the Closing, Buyer shall assume sponsorship for the Employee Plans (as defined in Section 2.14(a)), and shall be responsible for all liabilities arising under such plans on or after the Closing, but shall be permitted to amend or terminate any of such plans at any time after the Closing. Buyer agrees that it shall use its reasonable efforts to cause the insurer under the Employee Plans to give Transferred Employees full credit under the Employee Plans for all expenses incurred by Transferred Employees and their beneficiaries under the benefit deductible and co-payment provisions of the Employee Plans. Buyer agrees that it shall be liable for any continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") (i) imposed as the result of a "Qualifying Event" (as that term is defined in ERISA Section 603 or Code Section 4980B(f)(3)) that occurs on or after the Closing with respect to any Transferred Employee or (ii) imposed under the Employee Plans for any period extending beyond the Closing with respect to a Qualifying Event which occurred on or before the Closing, provided that GSI (or the plan administrator appointed by it) has met all relevant notice requirements under Section 606 or
      Section 4980B(f) (6) of the Code pertaining to any Covered Employee or Qualified Beneficiary (as such terms are defined in Section 607 of ERISA and Sections 4980B(f) and (g) of the Code) affected by such Qualifying Event. Furthermore, Buyer shall indemnify BFM and TDC for any liability or penalty imposed under COBRA (i) with respect to any Transferred Employee as the result of a Qualifying Event that occurs on or after the Closing, and (ii) with respect to any employee of GSI (including GSI employees who are not Transferred Employees) who is eligible to receive continuation coverage under the Employee Plans in accordance with COBRA for any period of time extending beyond the Closing, but excluding for purposes of this
      Section 4.1(a) any liability for which BFM and GSI are liable under
      Section 5.3(e).

            (b) Buyer understands that certain employees of GSI have accrued benefits in the LS, Inc. Plan and that in accordance with Section 9.02(b)(2) of that agreement between BFM Acquisition Corp. and Lear Siegler Aerospace Products Holding Corp., dated July 30, 1987, the LS, Inc. Plan provides (i) that certain service by employees of BFM and its Affiliates is taken into account for purposes of vesting (but not benefit accrual) under the LS, Inc. Plan and (ii) that certain compensation of employees of BFM and its Affiliates is used in computing the benefit of such employees under the L5, Inc. Plan ("Rollup Agreement"). BFM, TDC and Buyer agree that any benefits payable under the Rollup Agreement are an obligation solely of the LS, Inc. Plan and neither BFM, TDC nor Buyer shall have any liability for any benefits payable under the Roll-Up Agreement and that neither BFM, TDC nor Buyer is responsible in any way for any effect on benefits otherwise payable under the Rollup Agreement caused by the transactions contemplated under this Agreement. Buyer agrees that it shall notify LS, Inc. or its designee promptly after the end of each calendar year and at such other times as LS, Inc. or its designee may reasonably request as to the employment status of each Transferred Employee (as defined in Section 4.1) who has an accrued benefit under the LS, Inc. Plan.

            4.2. Business Records and Files. For a period of five years with respect to Tax records of GSI and three years with respect to other business records of GSI from and after the date hereof:

            (a) Buyer shall not dispose of or destroy any of such records and files of the Business without first offering to turn over possession thereof to GSI by notice to GSI at least 30 days prior to the proposed date of such disposition or destruction.

            (b) Buyer shall allow GSI and its agents access to all such records and files of GSI that are transferred to Buyer in connection herewith for any reasonable purpose upon 10 business days notice that sets forth the documents to be reviewed and the purpose for such review, during normal working hours at Buyer's principal place of business or at any location where such records are stored, and GSI shall have the right, at its own expense, to make copies of any such records and files; any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Buyer's business.

            4.3. Tax Worksheets. Within three months after the date hereof, Buyer shall prepare and deliver to BFM, at the sole expense of Buyer, tax worksheets as at the date hereof of the type customarily prepared by GSI prior to the date hereof, for the purpose of enabling BFM and GSI to file Tax Returns for tax periods ending prior to the date hereof.

            4.4. Sales Taxes Arising from Sale of Assets. Buyer shall be liable for the payment of any and all sales taxes arising out of or related to the transfer of the Assets by GSI to Buyer hereunder. Seller shall be liable for the payment of any and all sales taxes arising out of or related to GSI's operation of the Business through the date hereof.

            4.5. Sales Tax Clearance Certificate. After the date hereof, Buyer intends to file a request with the California State Board of Equalization (the "Board") for a sales tax clearance certificate as to the satisfaction by GSI of all sales and use tax liability arising from GSI's operation of the Business through the date hereof. GSI will use its reasonable efforts to cooperate with Buyer in connection with Buyer's efforts to obtain such certificate, including, without limitation, making its records available to the Board for audit upon its request.

            4.6. Mail and Other Communications. After the date hereof, Buyer shall forward to GSI all mail, telegrams and other communications, and all express or other packages, addressed to GSI or its agents, promptly after Buyer's receipt thereof. GSI thereupon shall promptly return to Buyer any and all of the same to the extent they relate to the Assets or the Assumed Liabilities.

            4.7. Governmental Contract Novations. After the date hereof, GSI shall use its reasonable efforts to assist Buyer in obtaining all necessary novations to the Government Contracts and any and all other approvals as may be reasonably requested by Buyer in connection with the transfer and assignment of the Government Contracts to Buyer hereunder and GSI shall take such other actions as may be reasonably requested by Buyer in connection therewith.

            5. Survival of Representations and Warranties; Indemnification.

            5.1. Survival. Subject to Section 5.2 hereof, all representations, warranties and agreements contained in this Agreement shall survive the Closing.

            5.2. Time Limitations. Neither BFM nor GSI shall have any liability (for indemnification or otherwise) with respect to any representation or warranty or any claim under Section 5.3(h) hereof, unless on or before the first anniversary of the date hereof (or the second anniversary of the date hereof, in the case of a claim with respect to the breach of Section 2.19 or any claim under Section 5.3(h) hereof), GSI and BFM are given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Neither RBC nor Buyer shall have any liability (for indemnification or otherwise) with respect to any representation or warranty unless on or before the first anniversary of the date hereof, Buyer and RBC are given notice of a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by GSI.

            5.3. Indemnification by BFM and GSI. BFM and GSI shall indemnify and hold harmless Buyer, and shall reimburse Buyer for, any debt, obligation, claim, loss, liability, damage or expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees) (collectively, "Damages") relating to, arising from or in connection with (a) any inaccuracy in any of the representations and warranties of GSI in this Agreement, (b) any failure by GSI to perform or comply with any agreement contained in this Agreement, (c) the operation of the Business prior to and on the date hereof other than the Assumed Liabilities and other than claims for breach of warranty or product liabilities (except as specified in clause (d) of this Section 5.3),
(d) all claims made, whether on, after or prior to the date hereof, for breach of warranty or product liability arising out of (i) products shipped by GSI on or prior to the date hereof and (ii) products shipped by Buyer after the date hereof with respect to which Buyer provides GSI with written or other reasonable evidence that such products were manufactured by GSI and constituted finished goods on or prior to the date hereof, (e) any liability or claim of liability arising from the failure of GSI or BFM to comply with the continuation coverage requirements of Sections 601 through 608 of ERISA regarding continued insurance coverage with respect to any Qualified Event occurring prior to the Closing under the Employee Plans, (f) any and all sales and payroll tax liabilities arising out of GSI's operation of the Business through the date hereof, (g) the remaining 50% of the amount of the liability, if any, not assumed by Buyer pursuant to Section 1.1(b) hereof, for severance payments or termination benefits owing to Frank E. Cole pursuant to that certain Termination Benefits Agreement, dated January 31, 1990, by and between TDC and Frank E. Cole, and (h) the existence or occurrence of any Environmental Condition in violation of any Environmental Law relating to the Business or the Premises prior to the Closing, except to the extent that such Environmental Condition continues to exist solely because of the operation of Buyer's business on the Premises.

            5.4. Indemnification by RBC and Buyer. RBC and Buyer shall indemnify and hold harmless GSI, and shall reimburse GSI for, any Damages relating to, arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Buyer in this Agreement, and (b) any failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement, (c) the Assumed Liabilities,
(d) the operation of the Business after the date hereof, including, without limitation, the performance of the Government Contracts, (e) all claims made after the date hereof for breach of warranty or product liability arising out of products shipped by Buyer after the date hereof with respect to which Buyer is unable to provide to GSI written or other reasonable evidence that such products were manufactured by GSI and constituted finished goods on or prior to the date hereof, (f) any and all sales taxes arising out of or related to the transfer of the Assets by GSI to Buyer hereunder, and (g) any liability imposed on TDC or BFM for benefit payments under the GSI Severance Policy on account of the termination of any Transferred Employee occurring on or after the Closing.

            5.5. Limitations as to Amount. Neither BFM nor GSI shall have any liability with respect to any claim made by Buyer pursuant to Section 5.3 until the total of all Damages exceeds $100,000 in the aggregate, at which time BFM and GSI shall be liable only for the amount by which such Damages exceed $100,000 in the aggregate. Neither RBC nor Buyer shall have any liability with respect to any claim made by TDC pursuant to Section 5.4 until the total of all Damages exceeds $50,000 in the aggregate, at which time Buyer and/or RBC shall be liable only for the amount by which such Damages exceed $50,000 in the aggregate. BFM and GSI's collective aggregate liability with respect to matters described in Section 5.3 shall be limited to the amount of the cash portion of the purchase price set forth in Section 1.2 hereof.

            5.6. Brokers. RBC and Buyer shall indemnify and hold harmless GSI, and shall reimburse BFM and GSI for, and GSI shall indemnify and hold harmless Buyer, and shall reimburse Buyer for, all Damages resulting from any claims made by any Person for brokerage or finder's fees or commissions in connection with the transactions contemplated by this Agreement based on any agreement or understanding alleged to have been made by such Person with RBC and Buyer or its Affiliates (in the case of Buyer as the indemnifying party) or BFM and GSI or its Affiliates (in the case of GSI as the indemnifying party).

            5.7. Bulk Sales Law. The parties agree to waive compliance with the provisions of the bulk transfer and bulk sales laws of any applicable state or jurisdiction (the "Bulk Sales Laws") in connection with the purchase and sale of the Assets hereunder. RBC and Buyer shall indemnify and hold harmless GSI, and shall reimburse GSI for, any Damages that GSI may suffer as a result of or due to noncompliance with the provisions of the Bulk Sales Law insofar as they relate to any of the Assumed Liabilities. BFM and GSI shall indemnify and hold harmless Buyer, and shall reimburse Buyer for, any Damages that Buyer may suffer as a result of or due to noncompliance with the provisions of the Bulk Sales Law insofar as they relate to liabilities of GSI other than the Assumed Liabilities.

            5.8. Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 5.3, 5.41 5.6 or 5.7 of notice of the commencement of any action brought by a third party, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement thereof. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such an action, no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless
(i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party. In any event, the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

            6.    Definitions.

            As used in this Agreement, the following terms have the meanings specified or referred to in this Section 6:

            "Affiliate" -- A Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.

            "Assets" -- See Section 1.1(a).

            "Assumed Liabilities" -- See Section 1.1(b).

            Business" -- See Section l.1(a)(vii).

            "Business Day" -- Any day that is not a Saturday or Sunday or a day on which banks located in the City of Los Angeles are authorized or required to be closed.

            "Buyer" -- See the first paragraph of this Agreement.

            "Closing" -- See Section 1.3.

            "Code" -- The Internal Revenue Code of 1986, as amended.

            "Company Pension Plan" -- Each employee pension benefit plan within the meaning of Section 3(2) of the ERISA, covered by Part 2 of Title I of ERISA, excluding multiemployer plans within the meaning of Section .3(37) of ERISA maintained within the last six years of GSI or any of its ERISA Affiliates.

            "Company Welfare Plan" -- Each employee welfare benefit plan within the meaning of Section 3(1) of ERISA maintained by GSI or any of its ERISA Affiliates.

            "Contracts" -- See Section 1.1(a) (ix).

            "Damages" -- See Section 5.3.

            "Employee Benefit Plans" -- Each Company Pension Plan, Company Welfare Plan and each other profit sharing, group insurance, bonus, deferred compensation, stock option, severance pay, insurance, pension or retirement plan or written agreement relating to employment or "fringe benefits" for employees or officers of GSI.

            "Employee Plans" -- See Section 2.14.

            "Encumbrance" -- Any security interest, mortgage, lien, charge or other adverse claim.

            "ERISA" -- The Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" -- Any company that, as of the relevant measuring date under ERISA, is a member of a controlled group of corporations or under common control with TDC within the meaning of Section 414 of the Code.

            "Excluded Assets" -- See Section 1.1(a).

            "GAAP" -- Generally accepted accounting principles in the United States, consistently applied.

            "Governmental Body" -- Any domestic or foreign national, state or municipal or other local government or multi-national body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

            "Government Contract" or "Government Contract or Bid" -- Any contract with an agency or instrumentality of the U.S. government and all U.S. government sub-contracts.

            "GSI" -- See the first paragraph of this Agreement.

            "GSI Balance Sheet" -- See Section 2.5.

            "GSI Financial Statements" -- See Section 2.5.

            "GSI Interim Statements" -- See Section 2.5.

            "IRS" -- See Section 2.14.

            "Material Adverse Effect" -- A material adverse effect on the Assets or on the financial condition, prospects or affairs of the Business.

            "Multiemployer Plan" -- Each multiemployer plan within the meaning of Section 3(37) of ERISA.

            "PBGC" -- See Section 2.14(i).

            "Patent and Trademark Rights" -- See Section 1.1(a) (x)

            "Permitted Encumbrances" -- See Section 2.5.

            "Person" -- Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

            "Plans" -- See Section 2.14.

            "Premises" --  See Section 1.1(a)(vi).

            "Subsidiary" -- With respect to any Person, any corporation of which securities having the power to elect a majority of that corporation's Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

            "Taxes" -- All taxes, charges, fees, levies, interest, penalties, additions to tax or other assessments, including, but not limited to, income, excise, property, sales, use, value added and franchise taxes, imposed by any Governmental Body.

            "Tax Returns" -- Any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

            7.    Notices.

            All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties):

              (a)  If to Buyer or RBC:

                   Roller Bearing Holding Company, Inc.
                   c/o TRIBOS Management Company, Inc.
                   1800 Century Park East, Suite 1000
                   Los Angeles, California  90067
                   Telecopier No.: (310) 277-5591
                   Attention:  Mr. Richard R. Crowell

               with a copy to:

                   Gibson, Dunn & Crutcher
                   333 South Grand Avenue
                   Los Angeles, California 90071
                   Telecopier No.: (213) 229-7520

                   Attention:  Terrance L. Carlson, Esq.

              (b)  If to BFM or GSI:

                   c/o Oak Hill Partners, Inc.
                   65 East 55th Street
                   32nd Floor
                   Telecopier No.: (212) 421-4578
                   Attention:  Mr. Anthony P. Scotto
            with a copy to:

                  O'Melveny & Myers
                  610 Newport Center Drive, 17th Floor
                  Newport Beach, California 92660-6429
                  Telecopier No.: (714) 669-6994
                  Attention:  Gary J. Singer, Esq.

            8. Jurisdiction; Service of Process.

            8.1. Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any obligation to venue laid therein.

            8.2. Service of Process. Process in any action or proceeding referred to in Section 8.1 may be served on any party anywhere in the world, whether within or without the State of California.

            9. Miscellaneous.

            9.1. Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

            9.2. Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

            9.3. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

            9.4. Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter (other than any confidentiality agreement), is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated orally.

            9.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

            9.6. Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of California, without regard to the conflicts of law principles thereof.

            9.7. Representation By Counsel; Interpretation. BFM, GSI, RBC and Buyer each acknowledges that it has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including but not limited to Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer, BFM, RBC and GSI.

            9.8. Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or its Affiliates) shall, in any event, be liable to the other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of this Agreement.

            9.9.  Further Assurances; Knowledge.

            (a) Further Assurances. Each party shall execute and deliver both before and after the Closing such further certifications, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

            (b) Knowledge. As used in this Agreement, the terms "knowledge" or "knowledge and belief" when used with respect to any party shall mean the actual "knowledge" or actual "knowledge and belief" of any one or more of the executive officers of such party.

            9.10. Permitted Assignment. Notwithstanding anything herein to the contrary, Buyer and RBC are permitted to grant to Heller Financial, Inc., a Delaware corporation, for the benefit of the Lenders (as defined in the Amended and Restated Credit Agreement dated as of October 26, 1992) a continuing security interest in and to all right, title and interest of Buyer and RBC in this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date and year first written above.

                                     BFM AEROSPACE CORPORATION

                                     By: /s/ [Illegible]
                                         ----------------------------
                                         Title: Secretary

                                     GROUND SUPPORT, INC.

                                     By: /s/ [Illegible]
                                         ----------------------------
                                         Title: Secretary

                                     RBC TRANSPORT DYNAMICS CORPORATION

                                     By: /s/ Michael J. Hartnell
                                         ----------------------------
                                         Title: President & CEO

                                     ROLLER BEARING HOLDING
                                     COMPANY, INC.

                                     By: /s/ Michael J. Hartnell
                                         ----------------------------
                                         Title: President & CEO

                                 EXHIBIT 1.4(a)

                                  BILL OF SALE

            THIS BILL OF SALE is made as of the 26th day of October, 1992, by BFM TRANSPORT DYNAMICS CORPORATION, a California corporation ("GSI").

                              W I T N E S S E T H:

            That for the consideration set forth in that certain Asset Purchase Agreement, dated as of October 26, 1992 (the "Agreement"), by and between GSI and RBC Holding Company, Inc., a Delaware corporation ("Buyer"), GSI hereby conveys, transfers, assigns and delivers to and vests in Buyer, free and clear of all Encumbrances except Permitted Encumbrances (all capitalized terms used herein and not otherwise defined having the meanings given to them in the Agreement) all of GSI's good and marketable title, right and interest in and to the Assets, which are all the assets of every type and nature (tangible or intangible) owned by GSI as of the date hereof, including, without limitation:
(i) all of the cash of GSI on hand or in bank or in other accounts of GSI, (ii) all trade accounts receivable and other receivables of GSI, (iii) all of the inventories of raw materials, work-in-process, finished products, scrap and rejects, spare parts and supplies identified in Schedule 1 attached hereto, except for the items sold after the date of such schedule in the ordinary course of business of GSI; (iv) all machinery, apparatus, commercial tooling, equipment and trade fixtures identified in Schedule 2 attached hereto; (v) all office furniture and fixtures identified in Schedule 3 attached hereto; (vi) all of GSI's leasehold improvements located at the premises occupied by GSI at 11135 and 11155 Condor Avenue, Fountain Valley, California and identified in Schedule 4 attached hereto; (vii) the goodwill incident to the business of GSI; (viii) all records of the Business including, without limitation, property, production, engineering, contract and accounting records, sales data and records, customer lists and other information relating to customers, catalogs, brochures, suppliers' names, mailing lists and any photographic and advertising materials;
(ix) all rights in, to and under all Contracts, including purchase and sales orders and commitments, personal property leases and other agreements made in the ordinary course of business, including, without limitation, those set forth in Schedule 5 attached hereto; and (x) all of GSI's right, title and interest in and to all copyrights, service marks, trademarks, logos, trade names (including the name "Ground Support, Inc."), patents, patent applications, licenses (including patent licenses) royalty rights and inventions, processes, know-how, formulae, trade secrets,


                                    1.4(a)-l
compositions, designs, drawings, specifications, patterns, blueprints, plans, files, notebooks and records relating to research, engineering and development activities, production data and shop rights, including, without limitation, the items set forth in Schedule 6 attached hereto.

            EXCEPT AS SET FORTH HEREIN AND IN SECTION 2 OF THE AGREEMENT, THE ASSETS HAVE BEEN EXAMINED BY BUYER AND ARE CONVEYED BY GSI TO BUYER "AS IS" AND "WHERE IS" AND GSI HEREBY EXPRESSLY DISCLAIMS THE EXISTENCE OF ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO CONDITION, MERCHANTABILITY, OPERATION, FITNESS FOR USE OR AS TO ANY MATTER WHATSOEVER.

            Subject to the terms and conditions of the Agreement, GSI hereby constitutes and appoints Buyer and its successors and assigns as GSI's true and lawful attorney and stead, on behalf of and for the benefit of Buyer, its successors and assigns, to demand and receive any and all of the Assets and to give receipts and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute in GSI's name or otherwise for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors and assigns, may deem proper for the collection or reduction to possession of any of the Assets or Assumed Liabilities or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred, assigned and delivered, or intended so to be, and to do all acts and things in relation to the Assets and Assumed Liabilities that Buyer, its successors and assigns, shall deem desirable; GSI hereby declaring that the foregoing powers are coupled with an interest and are not and shall not be revocable by GSI in any manner for any reason whatsoever.

            From time to time after the date hereof, at the request of Buyer, GSI shall, without consideration, deliver such further instruments of transfer and shall take such other action as Buyer may reasonably request in order to convey more effectively any of the Assets transferred hereunder to Buyer.

            This Bill of Sale may be assigned and a security interest in this Bill of Sale may be granted by Buyer and may be enforced by any financial institution or other entity providing financing to Buyer for the transactions contemplated herein.

            This Bill of Sale is executed and delivered by GSI pursuant to the Agreement and shall be binding upon GSI, its successors and assigns for the uses and purposes above set


                                    1.4(a)-2
forth and referred to, effective on the date first written above.


                                    1.4(a)-3

            IN WITNESS WHEREOF, GSI has executed this Bill of Sale on the day and year first written above.

                                GROUND SUPPORT, INC.,
                                a California corporation

                                By:
                                    -----------------------------
                                    Title:
                                           ----------------------


                                    1.4(a)-4

STATE OF NEW YORK  )
                   )  ss:
COUNTY OF KINGS    )

            On October __, 1992, before me, the undersigned a Notary Public in and for said County and State, personally appeared __________________________, known or proved to me on the basis of satisfactory evidence to be the _______________ of the corporation that executed the within instrument, and known to me to be the person who executed the within instrument on behalf of the corporation therein named, and acknowledged to me that, acting on behalf of such corporation, he executed the same.

WITNESS my hand and official seal.


                                     -----------------------------
                                     Notary Public in and for said
                                     County and State


                                    1.4(a)-5

                                 EXHIBIT 1.5(b)

                              ASSUMPTION AGREEMENT

            THIS ASSUMPTION AGREEMENT (this "Assumption Agreement") is made as of the 26th day of October, 1992, by RBC TRANSPORT DYNAMICS CORPORATION, a Delaware corporation ("Buyer").

                           R E C I T A L S:

            A. Buyer, Roller Bearing Holding Company, Inc., a Delaware corporation, BFM Aerospace Corporation, a Delaware corporation, and Ground Support, Inc., a California corporation ("GSI"), have entered into that certain Asset Purchase Agreement, dated as of the date hereof (the "Agreement")

            B. Pursuant to the Agreement, Buyer has agreed to assume certain of the debts, obligations, liabilities and claims of GSI as of the date hereof.

            C. All capitalized terms used herein without definition shall have the meanings given to them in the Agreement

            NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer agrees as follows:

            Section 1. Assumption of Liabilities.

            Buyer hereby assumes as of the date hereof and shall hereafter perform and discharge the following and only the following debts, obligations and liabilities of and claims against GSI: (i) all agreements, contracts, commitments, purchase orders, personal property leases and sales orders relating to the Business, including, without limitation, those items identified in
Schedule 1 attached hereto; (ii) all debts, obligations, liabilities and claims identified in Schedule 2 attached hereto to the extent set forth therein; (iii) all debts, liabilities, obligations and claims arising from the operation of the Business after the date hereof; and (iv) all claims made after the date hereof for breach of warranty or product liability arising out of products shipped by Buyer after the date hereof with respect to which Buyer is unable to provide to GSI written or other reasonable evidence that such products were manufactured by GSI and constituted finished goods on or prior to the date hereof.


                                    1.5(b)-l

            Section 2.  Governing Law.

            This Assumption Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

            Section 3.  Construction.

            This Assumption Agreement is subject to the terms and conditions of the Agreement and, notwithstanding anything contained herein to the contrary, this Assumption Agreement shall not be deemed to limit, enlarge or extinguish any obligation of GSI, Buyer or the other parties to the Agreement under the Agreement, all of which obligations shall survive the execution and delivery of this Agreement in accordance with the terms of the Agreement.


                                    1.5(b)-2

            IN WITNESS WHEREOF, Buyer has duly executed this Assumption Agreement as of the day and year first set forth above.

                                     RBC TRANSPORT DYNAMICS
                                     CORPORATION,
                                     a Delaware corporation

                                     By:
                                         -------------------------
                                     Title:
                                            ----------------------


                                    l.5(b)-3

                                   SCHEDULE 1

                                    Contracts

                                   SCHEDULE 2

                            Other Assumed Liabilities

                              Schedule 1.1(a) (iii)

                                   Inventories

                                 AUGUST 31, 1992
                                  ($ IN 000'S)

                                                      GROUND SUPPORT
                                                      --------------

RAW MATERIAL                                                  --

WORK-IN-PROCESS                                          $ 1,108

FINISHED GOODS                                                --

RESERVES FOR INVENTORY
   EVALUATION                                                (28)
                                                         -------

                      TOTAL                              $ 1,080
                                                         =======


                                      GSI-l

                              Schedule 1.1(a)(iv)

                 Machinery, Furniture and Leasehold Improvements

            See attached lists. The cost of each item referenced to therein reflects the original book cost.


                                      GSI-2

                         This Schedule is also referenced
                   in Section 2.12 of the Purchase Agreement.

                               Schedule 1.1(a)(ix)

                                    Contracts

1.    The following Purchase Order agreements from customers:

                              Order         Contract
Customer                      Date          in 000's      Ship Date
--------                      ----          --------      ---------

United Air Lines              5-92           $  143         10-92
United Airlines               6-92              137         10-92
Qantas                        8-92              129         11-92
Kelly AFB                     8-92              433          1-93
VIASA (SAISA)                 8-92              350         10-93
BAE (AeroTech)                7-92               72         10-92

See Schedule 2.3 which schedule is incorporated herein by reference.

2.    Distributor Agreements:

      (a) Agreement with Aviation Parts & Support Corp. dated January 1, 1990 for sale of ground support equipment. Agreement is subject to automatic one-year renewals.

      (b) Agreements with AVIA Equipment Pte. Ltd. dated January 1, 1991 for sale of ground support equipment. Agreement expires December 31, 1991 and, thereafter, is subject to automatic one-year renewals.

      (c) Agreement with AeroTech World Trade Corp. dated June 5, 1991, for sale of mobile and fixed pre-conditioned air equipment.

      (d) Agreement with Mudira Internacional dated June 10, 1991, for sale of mobile and fixed pre-conditioned air equipment, solid state power converters and pantographs.

      (e) Agreement with AviaTech Ltd. dated January 1, 1991, for sale of mobile and fixed pre-conditioned air equipment, pantographs and cables.

      (f) Agreement with S&S Motors dated October 26, 1990 for sale of ground support equipment.


                                      GSI-3

      (g) Agreement with SAISA (U.S.A.) dated February 1, 1992 for sale of ground support equipment.

3.    Union agreements:

      (a) Union Agreement dated June 1, 1989 between GSI and District 720 International Association of Machinists & Aerospace Workers. (Agreement expired May 31, 1992. The employees have continued to work without an agreement and the parties are attempting to negotiate a new contract.]

      (b) Union Agreement dated September 1, 1991 between GSI and United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry, Air-Conditioning and Refrigeration Fitters Division of Local Union 250, AFL-CIO. Agreement expires August 31, 1994.

4. Lease Agreement between TDC and Xerox Corporation for lease of copying equipment at GSI facilities. Lease expires in October of 1993.

TDC and GSI

1.    Compensation Agreements:

      (a) Letter Agreement dated March 14, 1990 regarding payment to Frank Cole of Deferred Bonus.

      (b) Letter dated April 10, 1992 regarding proposals for the 1992 Key Employee Incentive Bonus Program.

2. Security Maintenance Agreement dated July 19g1991 between Sea Coast Security System and TDC. Security Agreement expires June 30, 1994.

3. Equipment Maintenance and Service Agreement dated October 1, 1991 between MS-COM Telecommunications and TDC.

4. Maintenance Agreement dated June 15, 1987 between IDEA Servcom and TDC. This agreement is terminable by either party to the agreement upon 90 days prior written notice.

5.    Personal Property Leases:

      (a) Vehicle lease agreements between TDC and McCullagh-Gelco for the use of seven company vehicles by TDC's


                                      GSI-4
            president and field sales personnel. Leases have various expiration dates.

      (b) Lease agreement between TDC and G. E. Capital Business Center for lease of ROLM VXCBX telephone system. Lease expires December 31, 1992.


                                      GSI-5

                       This Schedule is also referenced in
                     Section 2.10 of the Purchase Agreement.

                               Schedule 1.1(a)(x)

                           Patent and Trademark Rights

U.S. Patents
-------------

U.S. Patent No.                Issue Date             Title
---------------                ----------             -----

No. 4,272,967                  June 16, 1981          Self-contained
                                                      Portable Air-
                                                      Conditioning
                                                      System

No. 5,031,690                  July 16, 1991          Portable
                                                      Unitary
                                                      Aircraft Air-
                                                      Conditioner


                                      GSI-6

                                 Schedule 1.1(b)

                               Assumed Liabilities

1. Workers' compensation liabilities accrued on the balance sheet of TDC as of the date hereof (the "Balance Sheet"), which, as of August 31, 1992, were $3,000.

2.    All Employee Plans listed on Schedule 2.14.

3. Frank Cole's deferred compensation pursuant to that certain Deferred Bonus Agreement dated March 14, 1990 (approximately $43,000).

4. Fifty percent of the amount of the liability, if any, for severance payments or termination benefits owing to Frank E. Cole pursuant to that certain Termination Benefits Agreement dated January 31, 1990.

5. Liability for benefit payments under the Severance Policy on account of the termination of any Transferred Employee occurring on or after the Closing.

6.    The Contracts (as defined in Section 1.1(a)(ix) of the Agreement).

7. Trade accounts payable accrued on the Balance Sheet, which, as of August 31, 1992, were $38,000.

8. Accrued payroll as accrued on the Balance Sheet, which, as of August 31, 1992, was $7,000.

9. Accrued payroll taxes and property taxes as accrued on the Balance Sheet, which, as of August 31, 1992, were $10,000.

10. The leases as set forth in Schedule 2.11, other than the lease agreement described in Schedule 1.1(a).

11. Product warranties for products shipped by Buyer after the date hereof with respect to which Buyer is unable to provide to TDC written or other reasonable evidence that such products were manufactured by TDC and constituted finished goods on or prior to the date hereof.

12. Vacation, holiday and sick leave accruals on the Balance Sheet, which, as of August 31, 1992, were $69,000.

13. Bonuses accrued on the Balance Sheet, if any, with respect to the Employee Incentive Bonus Proposal dated April 10, 1992, which, as of August 31, 1992, were zero.

                                      GSI-7

14. Any other liabilities on the Balance Sheet not listed herein, which, as of August 31, 1992, were approximately $21,000.

                                      GSI-8

                                  Schedule 2.2

                                   No Conflict

The terms of the lease between GSI and Xerox Corporation ("Xerox"), require the prior written consent of Xerox in connection with the assignment of such lease by GSI. GSI has undertaken to obtain such consent, which Xerox has informed GSI will be forthcoming.


                                      GSI-9

                                  Schedule 2.3

                        Government Consents and Approvals

A novation agreement, in accordance with Federal Acquisition Regulations System subpart 42.12, is required on the following Government Contracts:

             Open U.S. Government Contracts as of September 30, 1992

Dept. of the Air Force

F41608-92-C-1259               Kelly AFB

Defense Logistics Agency, Richmond, VA

DLA430-92-M-H232

Defense General Supply Center, Richmond, VA

DLA 430-92-M-M418
DLA 441-92-M-P575

Navy Ships Parts Control Center, Mechanicsburg, PA

N00104-92-P-AL40


                                     GSI-l0

                                  Schedule 2.5

                                  Encumbrances

                                      None.


                                     GSI-11

                                  Schedule 2.8

                                      Taxes

Federal income tax returns of BFM have not been audited. California income tax returns of BFM have been audited through October 31, 1989.

Sales tax returns have been audited through calendar year 1990. Property tax statements have been audited for the 1992-93 tax year.


                                     GSI-12

                                  Schedule 2.10

                          Disclosure Regarding Patents
                              and Trademark Rights

A. A producer of ground support central air-conditioning systems has been issued a patent regarding the cooling of air to a temperature below the freezing point of water for delivery to passenger air-crafts. Two other manufacturers of ground air-conditioning equipment have settled patent infringement actions brought by the patent holder.

      Although GSI manufactures air-conditioning systems, it does not manufacture products that generate air below the freezing point of water. For that reason, GSI believes that it will not be served with an action regarding that patent.

B.    None.


                                     GSI-13

                This Schedule is also referenced in Section 2.12
                           of the Purchase Agreement.

                                  Schedule 2.11

                                     Leases

1. Lease agreement dated February 1, 1992 between TDC and Condor Associates, Ltd. for lease of GSI facilities at 11135 and 11155 Condor Avenue, Fountain Valley, California. Lease expires July 31, 1993.

2. Lease Agreement between TDC and Xerox Corporation for lease of copying equipment at GSI facilities. Lease expires in October of 1993.

      TDC and GSI

1. Vehicle lease agreements between TDC and McCullagh-Gelco for the use of seven company vehicles by TDC's president and field sales personnel. Leases have various expiration dates.

2. Lease agreement between TDC and G. E. Capital Business Center for lease of ROLM VXCBX telephone system. Lease expires December 31, 1992.


                                     GSI-14

                                  Schedule 2.12

                           (Contracts and Commitments)

1.    Severance policy.

2. Documents executed by GSI in connection with BFM's Credit Agreement with Wells Fargo.


                                     GSI-15

                                  Schedule 2.14

                             Employee Benefit Plans

A.    Employee Plans

      1.    Medical Benefit Plans for Salaried Employees:

            (a)   Blue Cross Prudent Buyer Plan;

            (b)   Pacificare HMO (for I.A.M. Union Hourly Employees only);

            (C)   Blue Cross California Care HMO; and

            (d)   Blue Cross Out-of-State Plan.

      2.    Dental Benefit Plans for Salaried and Hourly Employees:

            (a)   Confederation Life;

            (b)   Denticare HMO; and

            (c)   Dental Net HMO.

B.    Multi-Employer Plans

      1.    I.A.M. National Pension Fund Trust Agreement.

      2.    Vision Care Plan for I.A.M. Union Employees.

      3.    Air-Conditioning and Refrigeration Industry Retirement Trust Fund.

      4. Air-Conditioning and Refrigeration Industry Health and Welfare Trust Fund.


                                     GSI-16

                                  Schedule 2.16

                           Labor Relations; Employees

The Union Agreement dated June 1, 1989 between GSI and District 720 International Association of Machinists and Aerospace Workers expired May 31, 1992. The employees have continued to work without an agreement and the parties are attempting to negotiate a new contract.


                                     GSI-17

                                  Schedule 2.17

                              Permits and Licenses

1.    City of Fountain Valley
           Business License Certificate               #67-850688A
           Hazardous Material Disclosure              #6696
2.    South Coast Air Quality
          Management District
           Spray Booth Paint and Solvent              #D37989
3.    State Board of Equalization
           Hazardous Waste                            EPA
                                                      3CAD000039681


                                     GSI-18

                                  Schedule 3.4

                   Governmental Consents and Approvals (Buyer)

            Consents required pursuant to the Federal Assignment of Contracts Act, 41 U.S.C. Section 15, the Assignment of Claims Act, 31 U.S.C. Section 3727 (the "Statutes") and the regulations implementing the Statutes.


                                     GSI-19